Exhibit 99.1

NovaDel Pharma, Inc. is Issued Eleventh Patent

FLEMINGTON, N.J.--July 18, 2005--NovaDel Pharma, Inc. (AMEX: NVD - News) has been issued its sixth European patent for its proprietary lingual spray technology. The patent was issued in Denmark and covers NovaDel’s lingual spray technology using any of the following compounds: antihistamines, steroid hormones, non-steroidal anti-inflammatory drugs (NSAIDS), benzodiazepines, anti-depressants, alkaloids, hormones and narcotic analgesics. NovaDel now has eleven patents issued in the US and Europe, and approximately 120 patent applications pending in the US, Canada and Europe.

“With this patent approval, as well as the substantial number of patent applications pending, we intend to ensure the fullest possible protection of our intellectual property,” said Gary A. Shangold, MD, NovaDel’s president and CEO. “We are anticipating approval by the FDA of our NitroMist(TM) product later this year, and a launch of this product by our partner Par Pharmaceuticals in early 2006, and we expect continued and rapid progress toward approval and launch on other products utilizing our proprietary technology. Our intellectual property strategy is designed to protect our formulations as we pursue those opportunities.”

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Contact:
Investors:
NovaDel Pharma Inc.
Michael Spicer, 908-782-3431 Ext. 2550
Chief Financial Officer
or
The Investor Relations Group
Christie Mazurek or John Nesbett, 212-825-3210